LEASE AGREEMENT

Dolphin Bay Inc hereinafter called LESSORS, and Anonymous Data Corporation hereinafter called LESSEES, this 20th day of Jan 2001 have agreed as follows:

1. LESSORS do hereby lease to LESSEES office space of 252 approximate square feet including common area for professional business purposes at 2780 S Jones Las Vegas Nevada 89146, commencing on the 20th day of January 2001 or as soon as possible at $2.18 per square foot, plus a CAM charge of $ 0 per square foot for a monthly rental rate of $550.00
2. LESSEES shall not assign, nor transfer their interest, nor any part thereof, without prior written consent of the LESSORS, nor shall LESSEES use the premises for any purpose which is unlawful against city or county ordinances.
3.   LESSEES shall make no alterations without LESSORS' consent in writing.
  All alterations or improvements made to premises, with or without consent, shall become the property of LESSORS and shall remain upon and be so rented with the premises.
4.   First month's rent $550.00 and Security $ 0, is payable now to Dolphin
  Bay Inc and future monthly installments shall be paid to Dolphin Bay Inc. Failure by LESSEES to pay rent within 5 days of due date, shall, at the option of the LESSORS, terminate this tenancy upon giving proper notice as set forth in the Nevada Revised Statutes.
5. The rent is due on the first of each month. If it is not received by the 10th of the month, there will be a 10% of the monthly rent late fee subtracted from the security deposit
6. LESSEES agree to terms of this contract prorated until the first of the month.
7. This lease is for a period of 1 year. This Agreement and the tenancy hereby granted may be terminated at any time for cause by LESSORS giving to the LESSEES not less than thirty (30) days prior notice in writing upon proof of illegal or immoral behavior of the LESSEE.
8. LESSEES agree to grant LESSORS the right to enter the premises at all reasonable times and for all reasonable purposes including showing to prospective tenants, loan officers, or insurance agents or others with lawful business therein and for at least one maintenance inspection each month.
9. Upon termination of tenancy, the LESSEES shall surrender and vacate the premises, including removal of any and all of the LESSEES' property. Before departure, the LESSEES shall return keys and any personal property listed in the inventory to the owner in good, clean and sanitary conditions; normal wear and tear accepted.
10. It is agreed a sign is permitted outside this suite that will be occupied by Anonymous Data Corporation.
11. There will be a CPI escalation rent increase on the first year anniversary not to exceed 10 percent.

INVENTORY & MISCELLANEOUS:

12. There shall be no smoking allowed inside any office of the building or within 20 feet of any entrance to the building or other doorway without adequate air filtration as determined by the LESSORS
13. The party(ies) signing this agreement agree that they have the authority to sign for all other LESSORS/LESSEES

__________________________________      _________________________________
LESSOR                             LESSEE